FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-13

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: 02/22/17 08:04:10

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-RC1 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $525.510 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC
CO-MANAGERS: ACADEMY SECURITIES, INC. AND CITIGROUP GLOBAL MARKETS INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAAsf/Aaa(sf)/AAA(sf)	20.099	30.000%	2.69	40.7%	19.6%
A-2	AAA(sf)/AAAsf/Aaa(sf)/AAA(sf)	73.875	30.000%	4.81	40.7%	19.6%
A-3	AAA(sf)/AAAsf/Aaa(sf)/AAA(sf)	100.000	30.000%	9.64	40.7%	19.6%
A-4	AAA(sf)/AAAsf/Aaa(sf)/AAA(sf)	201.209	30.000%	9.85	40.7%	19.6%
A-SB	AAA(sf)/AAAsf/Aaa(sf)/AAA(sf)	27.034	30.000%	6.89	40.7%	19.6%
A-S	AAA(sf)/AAAsf/NR/AAA(sf)	46.746	22.250%	9.92	45.2%	17.6%
X-A	AAA(sf)/AAAsf/Aaa(sf)/AAA(sf)	422.217	N/A	N/A	N/A	N/A
X-B	AAA(sf)/A-sf/NR/A(sf)	103.293	N/A	N/A	N/A	N/A
B	AA(sf)/AA-sf/NR/AA(sf)	29.404	17.375%	9.92	48.0%	16.6%
C	A(sf)/A-sf/NR/A(sf)	27.143	12.875%	9.99	50.7%	15.7%
NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	AAA(sf)/BBB-sf/NR/BBB-(sf)	30.912	N/A	N/A	N/A	N/A
D	BBB(low)(sf)/BBB-sf/NR/BBB-(sf)	30.912	7.750%	10.00	53.6%	14.9%
NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	DBRS/FITCH/MDYS/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR/NR	31.746	N/A	N/A	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$634,913,732
NUMBER OF LOANS:	61
NUMBER OF PROPERTIES:	78
WA CUT-OFF LTV:	58.2%
WA BALLOON LTV:	52.7%
WA U/W NCF DSCR:	2.18x
WA U/W NOI DEBT YIELD:	13.7%
WA MORTGAGE RATE:	4.992%
TOP TEN LOANS %:	50.8%
WA REM TERM TO MATURITY (MOS):	111
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	2

LOAN SELLERS:	RMF(30.8%), WFB(29.9%), AREF(27.1%), NCB(7.8%), CIIICM(4.5%)

TOP 3 PROPERTY TYPES:	RETAIL(23.2%), MULTIFAMILY(19.6%), HOSPITALITY(15.1%)

TOP 5 STATES:	CA(14.2%), TX(12.1%), NY(9.2%), VA(9.0%), FL(7.5%)

MASTER SERVICERS:	WELLS FARGO BANK, N.A. AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	LNR PARTNERS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	ARGENTIC INVESTMENT MANAGEMENT, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	THURSDAY, FEBRUARY 23, 2017
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF FEBRUARY 27, 2017
ANTICIPATED SETTLEMENT:	MARCH 14, 2017

ROADSHOW
NEW YORK 1x1's:	WED, 2/22
MINNEAPOLIS, BREAKFAST:	WED, 2/22 @ 7:30AM CT, THE GRAND HOTEL
DES MOINES,LUNCH:	WED, 2/22 @ 1:30PM CT, MARRIOTT DOWNTOWN
HARTFORD, BREAKFAST:	THURS, 2/23 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	THURS, 2/23 @ 12:00PM ET, RITZ-CARLTON

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM
REVIEW CODE: WFCM17RC1
FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=EbF0e9

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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